Exhibit 99.1

Allison Transmission Announces Fourth Quarter and Full Year 2015 Results

Fourth Quarter 2015:

•	Net Sales $478 million, Adjusted Net Income $123 million, Adjusted EBITDA $170 million, Adjusted Free Cash Flow $146 million or $0.85 per Diluted Share

•	Earnings of $0.37 per Diluted Share excluding Trade Name Impairment Charge

Full Year 2015:

•	Net Sales $1,986 million, Adjusted Net Income $493 million, Adjusted EBITDA $720 million, Adjusted Free Cash Flow $514 million or $2.90 per Diluted Share

•	Earnings of $1.36 per Diluted Share excluding Trade Name Impairment and Environmental Remediation Charges

INDIANAPOLIS, February 8, 2016 – Allison Transmission Holdings, Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions, today reported net sales for the fourth quarter of $478 million, a 12 percent decrease from the same period in 2014. The decrease in net sales was principally driven by lower demand in the global Off-Highway and Defense end markets, partially offset by price increases on certain products.

Adjusted Net Income, a non-GAAP financial measure, for the quarter was $123 million, compared to Adjusted Net Income of $117 million for the same period in 2014, an increase of $6 million. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $170 million, or 35.6 percent of net sales, compared to $185 million, or 34.0 percent of net sales, for the same period in 2014. Excluding $3 million of technology-related license expenses, Adjusted EBITDA for the fourth quarter of 2014 was $188 million, or 34.6 percent of net sales. Adjusted Free Cash Flow, a non-GAAP financial measure, for the quarter was $146 million, or $0.85 per diluted share, compared to $129 million for the same period in 2014, or $0.71 per diluted share.

Lawrence E. Dewey, Chairman and Chief Executive Officer of Allison Transmission commented, “Allison’s fourth quarter 2015 results are within the full year guidance ranges we provided to the market on October 26. The year-over-year reductions in the global Off-Highway and Service Parts, Support Equipment & Other end markets net sales are consistent with the previously contemplated impact of lower energy and commodity prices. The year-over-year decrease in Defense end market net sales is commensurate with continued reductions in U.S. defense spending to longer term averages experienced during periods without active conflicts. Allison demonstrated solid operating margins and free cash flow while executing its prudent and well-defined approach to capital structure and allocation. During the fourth quarter, we refinanced all debt maturing in 2017 to 2019, settled $10 million of share repurchases, paid a dividend of $0.15 per share and repaid $6 million of debt. Given expectations for tempering demand conditions in the North America On-Highway end market, no meaningful relief from the global Off-Highway end markets challenges and divergent global economic environments, Allison is taking a guarded approach to 2016. As we have done during other periods of meaningful uncertainty, Allison will proactively implement initiatives to closely align costs and programs across our business with actual end market conditions and growth opportunities.”

Fourth Quarter Net Sales by End Market

End Market	Q4 2015 Net Sales ($M)	Q4 2014 Net Sales ($M)	% Variance
North America On-Highway	252	256	(2%)
North America Hybrid-Propulsion Systems for Transit Bus	23	17	35%
North America Off-Highway	11	36	(69%)
Defense	25	38	(34%)
Outside North America On-Highway	65	65	0%
Outside North America Off-Highway	7	19	(63%)
Service Parts, Support Equipment & Other	95	113	(16%)
Total Net Sales	478	544	(12%)

Fourth Quarter Highlights

North America On-Highway end market net sales were down 2 percent from the same period in 2014 and down 4 percent on a sequential basis principally driven by lower demand for Pupil Transport/Shuttle Series models.

North America Hybrid-Propulsion Systems for Transit Bus end market net sales were up 35 percent from the same period in 2014 and up 92 percent sequentially principally driven by intra-year movement in the timing of orders.

North America Off-Highway end market net sales were down 69 percent from the same period in 2014 and down 8 percent on a sequential basis principally driven by lower demand from hydraulic fracturing applications.

Defense end market net sales were down 34 percent from the same period in 2014 and down 26 percent sequentially principally driven by reductions in U.S. defense spending to longer term averages experienced during periods without active conflicts.

Outside North America On-Highway end market net sales were flat with the same period in 2014 principally driven by higher demand in Europe and Japan offset by lower demand in China and South America and down 3 percent on a sequential basis principally driven by lower demand in China and South America partially offset by higher demand in Europe and India.

Outside North America Off-Highway end market net sales were down 63 percent from the same period in 2014 principally driven by lower demand in the energy sector and up 75 percent sequentially principally driven by higher demand in the energy and mining sectors.

Service Parts, Support Equipment & Other end market net sales were down 16 percent from the same period in 2014 and down 7 percent on a sequential basis principally driven by lower demand for North America Off-Highway service parts partially offset by higher demand for global On-Highway service parts.

Gross profit for the quarter was $222 million, a decrease of 13 percent from $256 million for the same period in 2014. Gross margin for the quarter was 46.5 percent, a decrease of 50 basis points from a gross margin of 47.0 percent for the same period in 2014. The decrease in gross profit from the same period in 2014 was principally driven by decreased sales volume partially offset by price increases on certain products, favorable material costs and lower incentive compensation expense.

Selling, general and administrative expenses for the quarter were $82 million, a decrease of 8 percent from $89 million for the same period in 2014, principally driven by reduced global commercial activities spending and lower incentive compensation expense.

Engineering – research and development expenses for the quarter were $24 million, a decrease of $7 million after excluding the 2014 technology-related license expenses of $3 million to expand our position in transmission technologies, from $34 million for the same period in 2014. The decrease was principally driven by reduced product initiatives spending and lower incentive compensation expense.

During the fourth quarter of 2015, we recorded a trade name impairment charge of $80 million as a result of lower forecasted net sales for certain of our end markets.

Fourth Quarter Non-GAAP Financial Measures

Adjusted Net Income for the quarter was $123 million, compared to $117 million for the same period in 2014, an increase of $6 million. The increase was principally driven by decreased cash interest expense, price increases on certain products, favorable material costs, lower incentive compensation expense, reduced global commercial activities spending, reduced product initiatives spending, a favorable vendor settlement and 2014 foreign exchange losses on intercompany financing partially offset by decreased sales volume.

Adjusted EBITDA for the quarter was $170 million, or 35.6 percent of net sales, compared to $185 million, or 34.0 percent of net sales, for the same period in 2014. Excluding $3 million of technology-related license expenses, Adjusted EBITDA for the fourth quarter of 2014 was $188 million, or 34.6 percent of net sales. The decrease was principally driven by decreased sales volume and unfavorable product warranty adjustments partially offset by price increases on certain products, favorable material costs, lower incentive compensation expense, reduced global commercial activities spending, reduced product initiatives spending, a $3 million reduction in technology-related license expenses and a favorable vendor settlement.

Adjusted Free Cash Flow for the quarter was $146 million compared to $129 million for the same period in 2014, an increase of $17 million. The increase was principally driven by increased net cash provided by operating activities partially offset by increased capital expenditures.

2016 Guidance Update

Allison expects 2016 net sales to be in the range of down 6.5 to 9.5 percent compared to 2015, an Adjusted EBITDA margin in the range of 32.5 to 34 percent, and an Adjusted Free Cash Flow in the range of $400 to $450 million, or $2.30 to $2.60 per diluted share. Capital expenditures are expected to be in the range of $65 to $75 million, which includes maintenance spending of approximately $60 million. Cash income taxes are expected to be in the range of $10 to $15 million.

Our 2016 net sales guidance reflects expectations for tempering demand conditions in the North America On-Highway end market, no meaningful relief from the global Off-Highway end markets challenges and divergent global economic environments. Allison’s 2016 net sales outlook also assumes previously considered reductions in demand for North America Hybrid-Propulsion Systems for Transit Bus due to engine emissions improvements and non-hybrid alternatives.

Although we are not providing specific first quarter 2016 guidance, Allison does expect first quarter net sales to be lower than the first and fourth quarters of 2015. The anticipated year-over-year decrease in first quarter net sales is expected to occur principally due to lower demand in the North America On-Highway and global Off-Highway end markets.

Conference Call and Webcast

The company will host a conference call at 8:00 a.m. ET on Tuesday, February 9 to discuss its fourth quarter 2015 results. Dial-in number is 1-201-689-8470 and the U.S. toll-free dial-in number is 1-877-407-9039. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 11:00 a.m. ET on February 9 until 11:59 p.m. ET on February 16. The replay dial-in number is 1-858-384-5517 and the U.S. toll-free replay dial-in number is 1-877-870-5176. The replay passcode is 13627750.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and is a leader in hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,700 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the concentration of our net sales in our top five customers and the loss of any one of these; future reductions or changes in government subsidies for hybrid vehicles, U.S. defense spending; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments and changing customer needs; risks associated with our international operations; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Allison uses Adjusted net income to measure our overall profitability because we believe it better reflects our cash flow generation by capturing the actual cash interest paid and cash taxes paid rather than our interest expense and tax expense as calculated under GAAP and excludes the impact of the non-cash annual amortization of certain intangible assets and other certain non-recurring items. We use Adjusted EBITDA, and Adjusted free cash flow to evaluate and control our cash operating costs and to measure our operating profitability. Allison believes the presentation of Adjusted Net Income, Adjusted EBITDA and Adjusted Free Cash enhances our investors’ overall understanding of the financial performance and cash flow of our business. Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

Contacts

Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Net sales	$478.2	$544.4	$1,985.8	$2,127.4
Cost of sales	256.0	288.8	1,052.0	1,151.5

Gross profit	222.2	255.6	933.8	975.9
Selling, general and administrative expenses	81.5	88.8	317.1	344.6
Engineering - research and development	23.5	33.6	92.5	103.8
Trade name impairment	80.0	—	80.0	—
Environmental remediation	—	—	14.0	—
Loss associated with impairment of long-lived assets	—	15.4	1.3	15.4

Operating income	37.2	117.8	428.9	512.1
Interest expense, net	(20.8)	(37.4)	(114.5)	(138.4)
Premiums and expenses on tender offer and redemption of long-term debt	—	—	(25.3)	—
Other income (expense), net	3.3	(2.6)	(0.3)	(5.6)

Income before income taxes	19.7	77.8	288.8	368.1
Income tax expense	(6.7)	(27.3)	(106.5)	(139.5)

Net income	$13.0	$50.5	$182.3	$228.6

Basic earnings per share attributable to common stockholders	$0.08	$0.28	$1.03	$1.27
Diluted earnings per share attributable to common stockholders	$0.08	$0.28	$1.03	$1.25

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	December 31, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$251.6	$263.0
Accounts receivables - net of allowance for doubtful accounts of $0.4 and $0.3, respectively	195.0	207.4
Inventories	141.4	143.5
Other current assets	28.8	24.4

Total Current Assets	616.8	638.3
Property, plant and equipment, net	479.7	514.6
Intangible assets, net	3,275.8	3,453.0
Deferred income taxes, net	1.9	2.3
Other non-current assets	34.2	48.0

TOTAL ASSETS	$4,408.4	$4,656.2

LIABILITIES
Current Liabilities
Accounts payable	$126.2	$151.7
Current portion of long term debt	24.5	17.9
Other current liabilities	150.8	176.3

Total Current Liabilities	301.5	345.9
Long term debt	2,352.7	2,473.3
Other non-current liabilities	565.6	439.2

TOTAL LIABILITIES	3,219.8	3,258.4
TOTAL STOCKHOLDERS’ EQUITY	1,188.6	1,397.8

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,408.4	$4,656.2

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Net cash provided by operating activities	$173.8	$140.9	$563.8	$556.9
Net cash used for investing activities (a)	(27.9)	(26.5)	(59.7)	(67.9)
Net cash used for financing activities	(43.5)	(66.5)	(528.7)	(424.1)
Effect of exchange rate changes in cash	0.8	7.0	13.2	13.4

Net increase (decrease) in cash and cash equivalents	103.2	54.9	(11.4)	78.3
Cash and cash equivalents at beginning of period	148.4	208.1	263.0	184.7

Cash and cash equivalents at end of period	$251.6	$263.0	$251.6	$263.0

Supplemental disclosures:
Interest paid	$21.7	$36.7	$97.1	$140.0
Income taxes paid	$0.2	$1.5	$5.2	$5.0
(a) Additions of long-lived assets	$(28.0)	$(26.5)	$(58.1)	$(64.1)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income	$13.0	$50.5	$182.3	$228.6
plus:
Interest expense, net	20.8	37.4	114.5	138.4
Cash interest expense	(21.7)	(36.7)	(97.1)	(140.0)
Income tax expense	6.7	27.3	106.5	139.5
Cash income taxes	(0.2)	(1.5)	(5.2)	(5.0)
Amortization of intangible assets	24.2	24.7	97.1	98.8
Trade name impairment (a)	80.0	—	80.0	—
Environmental remediation (b)	—	—	14.0	—
Loss associated with impairment of long-lived assets (c)	—	15.4	1.3	15.4
Loss on impairment of technology-related investments (d)	—	—	—	2.0
Public offering expenses (e)	—	—	—	1.4

Adjusted net income	$122.8	$117.1	$493.4	$479.1
Cash interest expense	21.7	36.7	97.1	140.0
Cash income taxes	0.2	1.5	5.2	5.0
Depreciation of property, plant and equipment	22.5	22.8	88.3	93.8
Premiums and expenses on tender offer and redemption of long-term debt (f)	—	—	25.3	—
Dual power inverter module extended coverage (g)	—	1.0	(2.1)	1.0
Unrealized (gain) loss on foreign exchange (h)	(0.2)	1.8	1.4	5.2
Unrealized loss (gain) on commodity hedge contracts (i)	0.4	0.7	1.1	(1.0)
Restructuring charge (j)	—	—	—	0.7
Loss on repayments of long-term debt (k)	0.1	0.2	0.3	0.5
Other (l)	2.6	3.5	9.8	14.7

Adjusted EBITDA	$170.1	$185.3	$719.8	$739.0
Adjusted EBITDA excluding technology-related license expenses (m)	$170.1	$188.1	$720.0	$745.1

Net sales	$478.2	$544.4	$1,985.8	$2,127.4
Adjusted EBITDA margin	35.6%	34.0%	36.2%	34.7%
Adjusted EBITDA margin excluding technology-related license expenses (m)	35.6%	34.6%	36.3%	35.0%
Net Cash Provided by Operating Activities	$173.8	$140.9	$563.8	$556.9
(Deductions) or Additions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(28.0)	(26.5)	(58.1)	(64.1)
Excess tax benefit from stock-based compensation (n)	0.2	11.8	8.4	24.6
Technology-related license expenses (m)	—	2.8	0.2	6.1

Adjusted Free Cash Flow	$146.0	$129.0	$514.3	$523.5

(a)	Represents a charge associated with the impairment of our trade name as a result of lower forecasted net sales for certain of our end markets.
(b)	Represents environmental remediation expenses for ongoing operating, monitoring and maintenance activities at our Indianapolis, Indiana manufacturing facilities as a result of the U.S. Environmental Protection Agency determining that we are responsible for future operating, monitoring and maintenance activities and that General Motor’s environmental remediation activities, pursuant the asset purchase agreement, were completed in the third quarter of 2015.
(c)	Represents a charge associated with the impairment of long-lived assets related to the production of a new hybrid propulsion system.
(d)	Represents a charge (recorded in Other income (expense), net) for investments in co-development agreements to expand our position in transmission technologies.
(e)	Represents fees and expenses (recorded in Other income (expense), net) related to our secondary offerings in September 2014, June 2014, April 2014 and February 2014.
(f)	Represents premiums and expenses related to the tender offer and redemption of Allison Transmission, Inc.’s (“ATI”), our wholly owned subsidiary, 7.125% Senior Notes due 2019.
(g)	Represents adjustments (recorded in Selling, general and administrative expenses) associated with the Dual Power Inverter Module (“DPIM”) extended coverage program liability. The DPIM liability will continue to be reviewed for any changes in estimates as additional claims data and field information become available.
(h)	Represents (gains) losses (recorded in Other income (expense), net) on the mark-to-market of our foreign currency hedge contracts and on intercompany financing transactions related to investments in plant assets for our India facility.
(i)	Represents unrealized losses (gains) (recorded in Other income (expense), net) on the mark-to-market of our commodity hedge contracts.
(j)	Represents a charge (recorded in Selling, general and administrative, and Engineering - research and development) related to employee headcount reductions in the second quarter of 2014.
(k)	Represents losses (recorded in Other income (expense), net) realized on the repayments of ATI’s long-term debt.
(l)	Represents employee stock compensation expense (recorded in Cost of sales, Selling, general and administrative expenses, and Engineering – research and development).
(m)	Represents payments (recorded in Engineering – research and development) for licenses to expand our position in transmission technologies.
(n)	Represents the amount of tax benefit (recorded in Income tax expense) related to stock-based compensation adjusted from cash flows from operating activities to cash flows from financing activities.